PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 5, 1998)

                             TRIARC COMPANIES, INC.
                  $360,000,000 PRINCIPAL AMOUNT AT MATURITY OF
          ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018 AND
      SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THESE DEBENTURES

                            ------------------------

     This Prospectus Supplement, together with the Prospectus, is to be used by certain holders of the securities referred to above or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the securities referred to above. The last reported sale price of the Common Stock on the New York Stock Exchange on January 13, 2000 was $18 5/8 per share.

     This Prospectus Supplement supplements the Prospectus dated June 5, 1998 relating to the offer for resale of up to $360,000,000 aggregate principal amount at maturity of Triarc Companies, Inc.'s Zero Coupon Convertible Subordinated Debentures due 2018 and the shares of Common Stock issuable upon conversion of these Debentures to include the following table under the heading 'Selling Securityholders' on page 52:

                            SELLING SECURITYHOLDERS

                            PRINCIPAL AMOUNT                   NUMBER OF SHARES
                             AT MATURITY OF     PERCENTAGE     OF COMMON STOCK
                               DEBENTURES           OF        BENEFICIALLY OWNED
                           BENEFICIALLY OWNED   DEBENTURES       AND OFFERED
 SELLING SECURITYHOLDER    AND OFFERED HEREBY   OUTSTANDING      HEREBY(1)(2)
 ----------------------    ------------------   -----------      ------------
AAM/Zazove Institutional
  Income Fund, L.P.......     $ 5,800,000           1.6             54,897
Argent Classic
  Convertible Arbitrage
  Fund (Bermuda) L.P.....      25,000,000           6.9            236,625
Century National
  Insurance Company(3)...       2,700,000          *                25,555
Chrysler Insurance
  Company - Total
  Return.................         150,000          *                 1,419
Fort Dearborn Life
  Insurance Company......         600,000          *                 5,679
JMG Convertible
  Investments, L.P.......       2,500,000          *                23,662
National Union Fire
  Insurance Company of
  Pittsburgh(3)..........       5,500,000           1.5             52,057
SoundShore Holdings
  Ltd....................      10,600,000           2.9            100,329
Triton Capital
  Investments, LTD.......       2,500,000          *                23,662
Zazove Convertible Fund,
  L.P.(3)................       6,450,000           1.8             61,049

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* Less than 1.0%.

(1) Represents shares of Common Stock issuable upon conversion of the Debentures.

(2) Assumes a conversion rate of 9.465 shares per $1,000 principal amount at maturity and a cash payment in lieu of any fractional share interest, which conversion rate is subject to adjustment as described under 'Description of Debentures -- Conversion of Debentures.' Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, the Company is not required to issue fractional shares of Common Stock upon conversion of the Debentures and, in lieu thereof, will pay cash.

(3) In addition to the Debentures shown as being beneficially owned and offered hereby, the following entities also own registered Debentures that are not being sold hereunder: Century National Insurance Company ($2,760,000), National Union Fire Insurance Company of Pittsburgh ($6,850,000) and Zazove Convertible Fund, L.P. ($550,000).

                            ------------------------

     INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 14 OF THE ACCOMPANYING PROSPECTUS.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
   COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF
     THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                                      CONTRARY IS A CRIMINAL OFFENSE.

             THIS PROSPECTUS SUPPLEMENT IS DATED JANUARY 14, 2000.